Exhibit 99.1

Bion Gives Progress Update

October 24, 2024. Billings, Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock/organic waste treatment technology and sustainable livestock production, gave the following update:

-	Funding The Board of Directors has ratified the note and security agreements with BLG, LLC, that were previously announced in August. The note, up to $500,000, will be converted at a price to be determined at a later date by an offering or other funding as described in the note. The note is secured by the company’s intellectual property in the event the company is unable to complete such an offering or funding. The note and security agreements are included as exhibits to the Form 8-K that will be filed later today.

BLG, LLC, was formed to provide short-term funding for Bion. It includes Bion Directors, Turk Stovall, Bob Weerts, and Greg Schoener, and two others, as noted in Bion’s Form 10-K for the year ended June 30, 2024. BLG began advancing funds to Bion in August, enabling the company to maintain operations, move forward with final optimization at Fair Oaks and obtain an independent engineering report on the ARS platform, and continue planning and predevelopment work on the Stovall Ranching Cos/Yellowstone Cattle Feeders project.

As was stated on the Shareholder Call held October 9, a note with similar terms will shortly be made available to Bion’s previous private placement and other accredited investors.

-	Technology The operations of the Ammonia Recovery System (ARS) at Fair Oaks have continued to meet or exceed expectations. A final run is anticipated in the next two weeks that should complete the data requirements for an independent engineering report that is being prepared by Hebeler Process Solutions/Buflovak.

Part of initial and ongoing OMRI Listing requirements for Bion’s 10-0-0 liquid nitrogen fertilizer are audits and inspections to ensure compliance with OMRI standards. The Fair Oaks facility passed both its initial audit during the listing process, as well as a recent spot inspection.

A preliminary evaluation of the Carbon Intensity (CI) of the OMRI Listed fertilizer was recently conducted that indicates its CI score is 96% lower than the urea (UAN) baseline. The CI score will improve further when the production process is modeled using energy produced onsite with solar and biogas, as is expected. We intend to conduct an independent CI evaluation of the fertilizer and comprehensive Life Cycle Analysis (LCA) of the system.

Bion continues to evaluate the ARS as a standalone ammonia control solution for biogas production at livestock facilities, as well as industrial applications.

-	Stovall/YCF Project Bion and Stovall/YCF are working with several stakeholders in biogas/RNG infrastructure, development, and production; design/process engineering; facility design and construction; and others, as we continue planning and predevelopment work on the Yellowstone Cattle Feeders project. Financial models and strategies specific to the Stovall/YCF opportunity and its Shepherd, Montana location are nearing completion. Next steps will include initial project financing, establishing partnerships, design and engineering, and construction. Our goal is to begin construction by December 31, 2024.
-	SH Call The Zoom cloud recording of the Shareholder Call held on October 9 was corrupted and unusable. On our website’s homepage, are links to the presentation used during the call, along with an external audio recording that was made.

Craig Scott, Bion’s interim CEO, stated, “We are moving forward with the Stovall/YCF project. After years of models and piloting, followed by optimization and demonstration at Fair Oaks, we are eager to deploy our core ARS technology and the Gen3Tech platform it supports at full commercial scale. With the growing focus on clean air and clean water concerns, renewable energy and circular agriculture solutions, and the continuing trend in consumer demand for improved sustainability, we think our proven technology puts us over a very large target.”

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Bion Environmental Technologies’ patented Ammonia Recovery System produces organic and low-carbon nitrogen fertilizer products and clean water from animal manure waste and other organic waste streams. It supports the Gen3Tech system that will minimize environmental impacts from CAFO/ livestock waste, generate Renewable Natural Gas, improve resource and production efficiencies, and produce the ‘cleanest’, most eco-friendly finished beef in the marketplace. Bion is focused on developing state-of-the-art indoor cattle feeding operations and providing solutions in the fast-growing clean fuels industry. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘think’, ‘will (be)’, ‘to (be)’ and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott, CEO

(406) 281-8178 direct